Exhibit 99.1

Tenet Reports First Quarter 2021 Results;
Raises 2021 Financial Guidance
•Net income from continuing operations available to common shareholders in 1Q21 of $97 million versus net income from continuing operations of $94 million in 1Q20; the 2020 quarter included a $91 million income tax benefit associated with a change in the deductibility of interest expense

•Consolidated Adjusted EBITDA in 1Q21 of $740 million excluding $37 million of COVID stimulus grant income, or $777 million including the grant income, versus $585 million in 1Q20

•Diluted earnings per share from continuing operations available to common shareholders in 1Q21 of $0.90 compared to $0.89 in 1Q20; Adjusted diluted earnings per share from continuing operations of $1.30 in 1Q21 compared to $1.28 in 1Q20

•Net cash from operating activities of $534 million in 1Q21 versus $129 million in 1Q20. Free cash flow of $413 million in 1Q21 compared to $(53) million in 1Q20

•Hospital segment net patient service revenue per adjusted admission up 19.3% on a same-hospital basis versus 1Q20; Ambulatory segment same-facility system-wide revenue per surgical case up 4.8% versus the prior year's quarter

•Completed early retirement of $478 million of 7% senior unsecured debt in March 2021 resulting in annual cash interest payment savings of ~$33 million

•Signed new multi-year agreement with UnitedHealthcare four months prior to scheduled renewal date

•FY 2021 Outlook increased; continues to anticipate recovery from the pandemic and growth from operational improvements:
◦Net income from continuing operations available to common shareholders Outlook of $2.98 to $4.69 per diluted share (previously $2.09 to $3.81 per diluted share)
◦Adjusted EBITDA Outlook of $3.000 billion to $3.200 billion (previously $2.900 billion to $3.100 billion)
◦Adjusted diluted earnings per share Outlook of $4.12 to $5.46 (previously $3.52 to $4.81 per diluted share)

DALLAS — April 20, 2021 — Tenet Healthcare Corporation (Tenet) (NYSE: THC) today announced its results for the quarter ended March 31, 2021 (1Q21). Tenet's results for 1Q21 versus the quarter ended March 31, 2020 (1Q20) are as follows:

($ in millions, except per share results)	1Q21	1Q20
Net income from continuing operations available to Tenet common shareholders	$97	$94
Net income from continuing operations available to Tenet common shareholders per diluted share	$0.90	$0.89
Adjusted EBITDA excluding grant income	$740	$585
Adjusted EBITDA	$777	$585
Adjusted diluted earnings per share from continuing operations	$1.30	$1.28
The table above as well as tables and discussions throughout this earnings release include certain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Reconciliations of GAAP measures to the Adjusted (non-GAAP) measures used are detailed in Tables #1-3 included at the end of this earnings release. Management’s reasoning for the use of these non-GAAP measures and descriptions of the various non-GAAP measures are included in the Non-GAAP Financial Measures section of this earnings release.

Ronald A. Rittenmeyer, Executive Chairman and Chief Executive Officer, stated, “The results in Q1 were driven by our continued strong business fundamentals throughout the company. We delivered Adjusted EBITDA well above the midpoint of our Outlook, even excluding the grant income we received related to the CARES Act. Substantially all of our hospital markets outperformed their EBITDA budgets and we delivered solid results at USPI, both amidst ongoing pandemic challenges and the severe weather impact of Winter Storm Uri. Conifer continued to generate strong margins while focusing on client wins and the continued build-out of new service offerings. And, consistent with our approach, we maintained discipline with our balance sheet, ending the quarter with a significant improvement in free cash flow generation.”

Rittenmeyer continued, “In line with our stated plans, we continued to make important moves as part of our transformation. We remain focused on building the best emergent and elective, specialty-based platform in the country through our hospitals and USPI. As part of this, USPI will have a singular focus on surgical care with the divestiture of our urgent care centers and the transition of imaging assets to our hospital portfolio. We also further aligned our business and social purposes by elevating our commitment to ESG initiatives, including those in the areas of sustainability, diversity and inclusion and community service. Altogether, we believe our financial performance, coupled with operational enhancements and accountability to our strategic goals, have created a pathway for continued improved financial performance for the balance of 2021.”

COVID-19 Pandemic (COVID)

As previously disclosed, the Company has been experiencing operational and financial challenges associated with COVID. As Tenet continues to manage COVID and its impact on operations, the Company remains committed to the highest standards of safety, with protocols focused on the protection of its patients and employees, including the distribution of COVID vaccines to its caregivers and the public at large. Operational teams monitor real-time data to ensure sufficient staffing, intensive care unit bed capacity and personal protective equipment (PPE). Outpatient facilities are also safely performing elective procedures, and the Company's hospitals and ambulatory platform continue to follow all state and local guidelines concerning elective care.

The Company's dedicated focus on strategic cost reduction measures and corporate efficiencies continue to partially mitigate the impact of COVID, including the impact of lost revenues and higher costs related to the pandemic.

Results from Continuing Operations Available to Tenet Common Shareholders

Net income from continuing operations available to the Company's common shareholders in 1Q21 was $97 million, or $0.90 per diluted share, versus net income from continuing operations of $94 million, or $0.89 per diluted share, in 1Q20. 1Q21 included a COVID-related stimulus grant income benefit of $37 million pre-tax ($28 million after-tax, or $0.26 per diluted share). 1Q20 included a favorable income tax benefit of $91 million ($0.86 per diluted share) related to an increase in the deductibility of interest expense for income tax purposes as a result of the Coronavirus Aid, Relief and Economic Security (CARES) Act.

Adjusted Results from Continuing Operations Available to Tenet Common Shareholders

Reconciliations of net income available to Tenet common shareholders to Adjusted net income from continuing operations available to Tenet's common shareholders are contained in Table #1 at the end of this release.

Tenet’s 1Q21 Adjusted net income from continuing operations available to its common shareholders was $140 million, or $1.30 per diluted share, compared to $135 million, or $1.28 per diluted share, in 1Q20.

Adjusted EBITDA

Reconciliations of net income available to Tenet common shareholders to Adjusted EBITDA are contained in Table #2 at the end of this release.

Adjusted EBITDA in 1Q21 was $740 million excluding $37 million of grant income in 1Q21, or $777 million including grant income, compared to $585 million in 1Q20.

Early Retirement of Debt and New Multi-Year Agreement with UnitedHealthcare

•In March 2021, the Company early retired $478 million of 7% senior unsecured notes using available cash on hand, which will reduce annual cash interest payments by approximately $33 million.

•In April 2021, the Company signed a new multi-year contract with UnitedHealthcare four months prior to its scheduled renewal date. The contract will provide many UnitedHealthcare members with continued in-network access to the Company’s hospitals, physician clinics and outpatient centers, including USPI’s surgical facilities.

Hospital Operations and Other (Hospital) Segment Results

Tenet’s Hospital business segment is comprised of acute care and specialty hospitals, ancillary outpatient facilities, micro-hospitals, imaging centers, physician practices and freestanding urgent care centers (most of these urgent care centers are expected to be sold by the end of April 2021). As of April 1, 2021, the Company's imaging centers that were previously operated under USPI have been realigned under the Hospital segment.

Hospital segment results ($ in millions)	1Q21	1Q20
Revenues
Net operating revenues	$3,947	$3,834
Grant income	$24	—
Facilities net patient service revenues; same-hospital basis (a)	$3,647	$3,542
Volume Changes
Same-hospital admissions versus the prior-year period (a)	(10.9)%	(4.5)%
Same-hospital admissions versus the comparable period in 2019 (a)	(14.9)%	(4.5)%
Same-hospital adjusted admissions versus the prior-year period (a)(b)	(13.7)%	(4.9)%
Same-hospital adjusted admissions versus the comparable period in 2019 (a)(b)	(17.9)%	(4.9)%
Adjusted EBITDA
Adjusted EBITDA excluding grant income	$410	$342
Adjusted EBITDA	$434	$342
(a)    Same-hospital revenues and statistical data include those for the 65 hospitals operated by the Company’s Hospital segment continuously from January 1, 2020 through March 31, 2021 as well as revenues associated with hospital-affiliated outpatient centers. Net patient service revenues from physician practices are excluded.
(b)    Adjusted admissions represent actual patient admissions adjusted to include outpatient services provided by facilities in our Hospital segment by multiplying actual patient admissions by the sum of gross inpatient revenues and outpatient revenues, then dividing that result by gross inpatient revenues.

Revenues and Volumes
•Net operating revenues (which exclude grant income) in the Hospital segment were $3.947 billion in 1Q21, growth of 2.9 percent from $3.834 billion in 1Q20. The increase in revenues was primarily due to higher patient acuity and commercial payer mix, which more than offset lower patient volumes as a result of COVID. The higher patient acuity resulted from the combination of reduced lower-acuity cases driven by the pandemic and the Company's on-going strategic focus on higher-acuity services.
•Net patient service revenues were $3.647 billion in 1Q21, growth of 3.0 percent from $3.542 billion in 1Q20.
•The table below summarizes same-hospital volumes in the periods noted as a percent of the comparable periods in 2019 on a same business-day basis:

Hospital Segment Volume Statistics	1Q20	2Q20	3Q20	4Q20	1Q21
Admissions	~94%	~80%	~89%	~89%	~85%
Outpatient visits (including outpatient ER visits)	~95%	~58%	~84%	~85%	~83%
Emergency Room visits (inpatient and outpatient)	~97%	~64%	~77%	~76%	~73%
Hospital surgeries	~92%	~70%	~89%	~90%	~88%

•Net patient service revenue per adjusted admission increased 19.3 percent year-over-year for 1Q21 primarily reflecting the factors impacting the year-over-year increase in net operating revenues.

Operating Expenses
Total selected operating expenses in the segment in 1Q21 increased only 1.8 percent, or $61 million, as continuing cost efficiency initiatives, as well as necessary cost reductions due to the decline in patient volumes associated with the pandemic, substantially offset incremental pandemic-related costs, including temporary staffing and premium pay as well as higher supply costs for PPE. Selected operating expenses include salaries, wages and benefits, supplies and other operating expenses.

Adjusted EBITDA
Adjusted EBITDA in the segment was $410 million in 1Q21 excluding $24 million of grant income, up 19.9 percent compared to $342 million in 1Q20. Including the grant income, Adjusted EBITDA was $434 million in 1Q21. The Adjusted EBITDA margin was 10.4 percent in 1Q21 (excluding the grant income) compared to 8.9 percent in 1Q20.

Ambulatory Care (Ambulatory) Segment Results

Tenet’s Ambulatory business segment is comprised of the operations of United Surgical Partners International (USPI). As of March 31, 2021, USPI had interests in 312 ambulatory surgery centers and 24 surgical hospitals in 30 states. Results for 1Q21 also included USPI's 24 imaging centers (realigned under the Hospital segment as of April 1, 2021) and 39 urgent care centers (all of these urgent care centers are expected to be sold by the end of April 2021). The Company owns 95 percent of USPI.

Ambulatory segment results ($ in millions)	1Q21	1Q20
Revenues
Net operating revenues	$646	$490
Grant income excluding equity earnings impact	$7	—
Grant income in equity earnings	$6	—
Same-facility system-wide net patient service revenues (c)	$1,245	$1,167
Volume Changes
Same-facility system-wide surgical cases versus the prior-year period (c)(d)	1.9%	(8.5)%
Same-facility system-wide surgical cases versus the comparable period in 2019 (c)(d)	(6.5)%	(8.5)%
Adjusted EBITDA and NCI
Adjusted EBITDA excluding grant income	$244	$156
Adjusted EBITDA	$257	$156
Adjusted EBITDA less facility-level NCI excluding grant income	$160	$100
Adjusted EBITDA less facility-level NCI	$169	$100
Adjusted EBITDA less total NCI excluding grant income (d)	$156	$99
Adjusted EBITDA less total NCI (d)	$165	$99

(c)    Same-facility system-wide revenues and statistical information include the results of the facilities in which the Ambulatory segment has an investment that are not consolidated by Tenet (of the 399 facilities at March 31, 2021, the results of 108 were accounted for under the equity method for unconsolidated affiliates). To help analyze the segment’s results of operations, management uses system-wide measures, which include revenues and cases of both consolidated and unconsolidated facilities. Prior-period amounts for acquired facilities are included in analyses of same-facility system-wide growth rates.
(d)    Includes volumes for SurgCenter Development (SCD) facilities acquired in December 2020.

Revenues and Volumes
•The Ambulatory segment produced net operating revenues of $646 million in 1Q21, an increase of 31.8 percent compared to $490 million in 1Q20 reflecting higher patient acuity and new service line growth as well as the impact of revenues associated with the SCD portfolio acquisition completed in December 2020.
•In the surgical business, which represents the majority of segment net operating revenues, same-facility system-wide revenues increased 6.7 percent in 1Q21 compared to 1Q20, with cases up 1.9 percent and revenue per case up 4.8 percent.
•On a same-facility system-wide basis, total segment net operating revenues increased 6.7 percent in 1Q21 compared to 1Q20, with total cases increasing 2.6 percent and revenue per case increasing 4.0 percent.
•The table below summarizes same-facility system-wide surgical cases in the periods noted as a percent of the comparable periods in 2019 on a same business-day basis:

Ambulatory Segment Volume Statistics	1Q20	2Q20	3Q20	4Q20	1Q21
Surgical cases	~90%	~58%	~94%	~95%	~94%

Adjusted EBITDA
Segment Adjusted EBITDA of $244 million in 1Q21, excluding $13 million of grant income, increased 56.4 percent compared to $156 million in 1Q20. Including the grant income, Adjusted EBITDA was $257 million in 1Q21, up 64.7 percent from the prior year's quarter. Adjusted EBITDA less facility-level noncontrolling interest (NCI) was $169 million, up 69.0 percent from $100 million in 1Q20, or 60.0 percent higher excluding grant income.

Conifer Segment Results

Tenet’s Conifer business segment provides comprehensive end-to-end and focused-point business process services, including hospital and physician revenue cycle management, patient communications and engagement support and value-based care solutions to hospitals, healthcare systems, physician practices, employers and other clients.

The Company continues to work on spinning off its Conifer segment. This transaction is expected to both enhance shareholder value and reduce the level of Tenet's debt through a tax-free debt-for-debt exchange.

Conifer segment results ($ in millions)	1Q21	1Q20
Net operating revenues	$310	$332
Adjusted EBITDA	$86	$87

Revenues
During 1Q21, Conifer segment revenues declined 6.6 percent to $310 million, from $332 million in 1Q20, due in part to revised terms associated with its contract with Tenet hospitals and expected client attrition partially offset by new business signings and expansions.

Adjusted EBITDA
Conifer generated $86 million of Adjusted EBITDA in 1Q21, down 1.1 percent compared to $87 million in 1Q20. Conifer's Adjusted EBITDA margin increased to 27.7 percent in 1Q21 compared to 26.2 percent in 1Q20 primarily due to continuing expense discipline.

Balance Sheet, Cash Flows and Liquidity

Balance Sheet Highlights

($ in millions)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$2,141	$2,446
Accounts receivable days outstanding	55.8	55.6
Line-of-credit borrowings outstanding	—	—
Ratio of net debt plus Medicare advances liability to Adjusted EBITDA (e)	4.37	4.70
(e)    Net debt is total debt less cash and cash equivalents

•Cash and cash equivalents at March 31, 2021 were $305 million lower than December 31, 2020 reflecting the Company's previously announced early retirement of debt resulting in a $33 million reduction in future cash interest payments.
•The Company received approximately $1.5 billion of Medicare advance payments from the Centers for Medicare and Medicaid Services (CMS) in 2020. Repayment terms for the Medicare advance payments begin 12 months from the provider's receipt of the advance payments. An interest rate of 4.0 percent will be assessed on any outstanding balances 29 months from the initial advance. The Company began repaying the advance payments in April 2021 and expects to fully repay the advances before interest starts to accrue in September 2022.
•The Company had no outstanding borrowings on its $1.9 billion line of credit as of March 31, 2021. In April 2021, the Company renewed an additional one-year commitment to continue to increase the borrowing capacity from $1.5 billion to $1.9 billion.
•The Company's ratio of net debt plus the Medicare advances liability to Adjusted EBITDA was 4.37x at March 31, 2021 compared to 4.70x at December 31, 2020.

Cash flows and liquidity

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

($ in millions)	1Q21	1Q20
Net cash provided by operating activities	$534	$129
Capital expenditures	$(121)	$(182)
Free cash flow	$413	$(53)
Adjusted free cash flow	$464	$15
Net cash used in investing activities	$(145)	$(204)
Net cash provided by (used in) financing activities	$(694)	$426

•The Company produced positive free cash flow of $413 million in 1Q21 versus $(53) million in 1Q20.
•Cash and cash equivalents decreased $305 million during 1Q21 to $2.141 billion at March 31, 2021 compared to $2.446 billion at December 31, 2020 primarily due to the Company's early retirement of $478 million of debt described above.

Company Outlook

•Reconciliations of Outlook net income available to Tenet common shareholders to Outlook Adjusted EBITDA for the year ending December 31, 2021 (FY 2021) and the quarter ending June 30, 2021 (2Q21) are contained in Table #4 at the end of this release.
•Reconciliations of Outlook net income available to Tenet common shareholders to Outlook Adjusted net income from continuing operations to common shareholders for FY 2021 and 2Q21 are contained in Table #5 at the end of this release.
•Reconciliations of Outlook net cash provided by operating activities to Outlook free cash flow and Outlook Adjusted free cash flow from continuing operations for FY 2021 are contained in Table #6 at the end of this release.

Tenet’s Outlook for FY 2021 and 2Q21 on a consolidated basis and by segment follows:

CONSOLIDATED ($ in millions except per share amounts)	FY 2021 Outlook	2Q21 Outlook
Net operating revenues	$19,400 to $19,800	$4,650 to $4,850
Net income from continuing operations available to Tenet common stockholders	$322 to $507	$65 to $145
Adjusted EBITDA	$3,000 to $3,200	$675 to $775
Adjusted EBITDA margin	15.5% to 16.2%	14.5% to 16.0%
Diluted income per common share from continuing operations	$2.98 to $4.69	$0.60 to $1.34
Adjusted net income from continuing operations	$445 to $590	$75 to $150
Adjusted diluted earnings per share from continuing operations	$4.12 to $5.46	$0.69 to $1.39
Equity in earnings of unconsolidated affiliates	$200 to $220	$40 to $50
Depreciation and amortization	$870 to $890	$215 to $225
Interest expense	$935 to $945	$230 to $240
Net income available to NCI	$545 to $565	$120 to $130
Weighted average diluted common shares	~108 million	~108 million
NCI cash distributions	$460 to $480
Effective tax rate (f)	~17%
Net cash provided by operating activities	$1,125 to $1,425
Adjusted net cash provided by operating activities	$1,275 to $1,525
Capital expenditures	$700 to $750
Adjusted free cash flow	$575 to $775
(f)    The effective tax rate is calculated as income tax expense divided by the adjusted pretax income. Income tax expense is calculated by multiplying 24% (the federal corporate tax rate of 21% plus an estimate of state taxes) by the sum of: adjusted pretax income less GAAP NCI expense plus permanent differences, non-deductible interest expense and non-cash NCI expense related to the portion of USPI the Company does not own.

Hospital Segment ($ in millions)	FY 2021 Outlook
Net operating revenues	$15,925 to $16,175
Adjusted EBITDA	$1,465 to $1,595
NCI	~$25
Changes in:
Inpatient admissions (g)	90% to 95% of 2019 actual
Outpatient visits (g)	85% to 90% of 2019 actual
Adjusted admissions (g)	85% to 90% of 2019 actual

Ambulatory Segment ($ in millions)	FY 2021 Outlook
Net operating revenues	$2,700 to $2,800
Adjusted EBITDA	$1,185 to $1,245
Total NCI (Facility level and Baylor University Medical Center)	$460 to $480
Adjusted EBITDA less total NCI	$725 to $765
Changes in:
Surgical cases volumes (g)	98% to 103% of 2019 actual
Net revenues per surgical case (g)	(2.5)% to 2.5%

Conifer Segment ($ in millions)	FY 2021 Outlook
Net operating revenues	$1,300 to $1,350
Adjusted EBITDA	$350 to $360
NCI	~$60
(g)    Same-hospital basis for hospital statistics; USPI surgical cases on a same-facility system-wide basis

Management’s Webcast Discussion of Results

Tenet management will discuss the Company’s 1Q21 results in a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on April 21, 2021. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors.

The slide presentation associated with the webcast referenced above, a copy of this earnings press release and a related supplemental financial disclosures document will be available on the Company's Investor Relations website on April 20, 2021.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company's expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regards to developments related to COVID-19. Particular uncertainties that could cause the Company's actual results to be materially different than those expressed in the Company's forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic and other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas with 110,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and approximately 540 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, urgent care and imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Contact Information

Investor Contact	Media Contact
Regina Nethery	Lesley Bogdanow
469-893-2387	469-893-2640
regina.nethery@tenethealth.com	mediarelations@tenethealth.com

Non-GAAP Financial Measures

•Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) the cumulative effect of changes in accounting principles, (2) net loss attributable (income available) to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax (expense) benefit, (5) gain (loss) from early extinguishment of debt, (6) other non-operating income (expense), net, (7) interest expense, (8) litigation and investigation (costs) benefits, net of reinsurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested and closed businesses. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP measure, is defined by the Company as Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, divided by the weighted average diluted shares outstanding in the reporting period.
•Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) income (loss) from discontinued operations, (2) gain (loss) from early extinguishment of debt, (3) litigation and investigation (costs) benefits, net of reinsurance recoveries, (4) net gains (losses) on sales, consolidation and deconsolidation of facilities, (5) impairment and restructuring charges and acquisition-related costs, (6) income (loss) from divested and closed businesses and (7) the associated impact of these items on taxes and noncontrolling interests. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment for continuing operations.
•Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations.
•Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and (2) net cash provided by (used in) operating activities from discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which use similar non-GAAP financial measures in their presentations and earnings releases. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

The Company uses, and believes investors use, Free Cash Flow and Adjusted Free Cash Flow as supplemental non-GAAP measures to analyze cash flows generated from the Company's operations. The Company believes these measures are useful to investors in evaluating its ability to fund distributions paid to noncontrolling interests or for acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in the Company's financial statements, they do not provide a complete measure of the Company's operating performance. For example, the Company's definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company's financial performance.

Tenet Healthcare Corporation
Financial Statements and Reconciliations
1Q21 Earnings Release

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended March 31,
	2021	%	2020	%	Change
Net operating revenues	$4,781	100.0%	$4,520	100.0%	5.8%
Grant income	31	0.6%	—	—%	n/a
Equity in earnings of unconsolidated affiliates	42	0.9%	28	0.6%	50.0%
Operating expenses:
Salaries, wages and benefits	2,201	46.0%	2,187	48.4%	0.6%
Supplies	804	16.8%	763	16.9%	5.4%
Other operating expenses, net	1,072	22.4%	1,013	22.4%	5.8%
Depreciation and amortization	224	4.7%	203	4.5%
Impairment and restructuring charges, and acquisition-related costs	20	0.4%	55	1.2%
Litigation and investigation costs	13	0.3%	2	—%
Net gains on sales, consolidation and deconsolidation of facilities	—	—%	(2)	—%
Operating income	520	10.9%	327	7.2%
Interest expense	(240)		(243)
Other non-operating income, net	10		1
Loss from early extinguishment of debt	(23)		—
Income from continuing operations, before income taxes	267		85
Income tax (expense) benefit	(45)		75
Income from continuing operations, before discontinued operations	222		160
Discontinued operations:
Loss from operations	—		(1)
Loss from discontinued operations	—		(1)
Net income	222		159
Less: Net income available to noncontrolling interests	125		66
Net income available to Tenet Healthcare Corporation common shareholders	$97		$93
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$97		$94
Loss from discontinued operations, net of tax	—		(1)
Net income available to Tenet Healthcare Corporation common shareholders	$97		$93
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$0.91		$0.90
Discontinued operations	—		(0.01)
	$0.91		$0.89
Diluted
Continuing operations	$0.90		$0.89
Discontinued operations	—		(0.01)
	$0.90		$0.88
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	106,309		104,353
Diluted	108,065		105,733

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Dollars in millions)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$2,141	$2,446
Accounts receivable	2,745	2,690
Inventories of supplies, at cost	368	368
Income tax receivable	—	1
Assets held for sale	139	140
Other current assets	1,306	1,502
Total current assets	6,699	7,147
Investments and other assets	2,577	2,534
Deferred income taxes	297	325
Property and equipment, at cost, less accumulated depreciation and amortization	6,592	6,692
Goodwill	8,799	8,808
Other intangible assets, at cost, less accumulated amortization	1,590	1,600
Total assets	$26,554	$27,106

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$137	$145
Accounts payable	1,103	1,207
Accrued compensation and benefits	907	942
Professional and general liability reserves	263	243
Accrued interest payable	290	248
Liabilities held for sale	68	70
Contract liabilities	917	659
Other current liabilities	1,245	1,333
Total current liabilities	4,930	4,847
Long-term debt, net of current portion	15,098	15,574
Professional and general liability reserves	763	735
Defined benefit plan obligations	478	497
Deferred income taxes	29	29
Contract liabilities - long-term	655	918
Other long-term liabilities	1,593	1,617
Total liabilities	23,546	24,217
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,992	1,952
Equity:
Shareholders’ equity:
Common stock	8	7
Additional paid-in capital	4,841	4,844
Accumulated other comprehensive loss	(282)	(281)
Accumulated deficit	(2,031)	(2,128)
Common stock in treasury, at cost	(2,413)	(2,414)
Total shareholders’ equity	123	28
Noncontrolling interests	893	909
Total equity	1,016	937
Total liabilities and equity	$26,554	$27,106

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended
(Dollars in millions)	March 31,
	2021	2020
Net income	$222	$159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	224	203
Deferred income tax expense (benefit)	24	(79)
Stock-based compensation expense	14	13
Impairment and restructuring charges, and acquisition-related costs	20	55
Litigation and investigation costs	13	2
Net gains on sales, consolidation and deconsolidation of facilities	—	(2)
Loss from early extinguishment of debt	23	—
Equity in earnings of unconsolidated affiliates, net of distributions received	28	(11)
Amortization of debt discount and debt issuance costs	9	10
Pre-tax loss from discontinued operations	—	1
Other items, net	(7)	2
Changes in cash from operating assets and liabilities:
Accounts receivable	(53)	14
Inventories and other current assets	130	23
Income taxes	19	2
Accounts payable, accrued expenses and other current liabilities	(87)	(144)
Other long-term liabilities	6	(51)
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(51)	(68)
Net cash provided by operating activities	534	129
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(121)	(182)
Purchases of businesses or joint venture interests, net of cash acquired	(25)	(55)
Proceeds from sales of facilities and other assets — continuing operations	13	11
Proceeds from sales of marketable securities, long-term investments and other assets	6	10
Purchases of marketable securities and equity investments	(11)	(4)
Other long-term assets	(8)	(2)
Other items, net	1	18
Net cash used in investing activities	(145)	(204)
Cash flows from financing activities:
Repayments of borrowings under credit facility	—	(240)
Proceeds from borrowings under credit facility	—	740
Repayments of other borrowings	(541)	(48)
Proceeds from other borrowings	4	7
Debt issuance costs	—	(1)
Distributions paid to noncontrolling interests	(119)	(76)
Proceeds from sale of noncontrolling interests	6	2
Purchases of noncontrolling interests	(2)	—
Proceeds from exercise of stock options and employee stock purchase plan	7	2
Medicare advances and grants received by unconsolidated affiliates	19	—
Other items, net	(68)	40
Net cash provided by (used in) financing activities	(694)	426
Net increase (decrease) in cash and cash equivalents	(305)	351
Cash and cash equivalents at beginning of period	2,446	262
Cash and cash equivalents at end of period	$2,141	$613
Supplemental disclosures:
Interest paid, net of capitalized interest	$(190)	$(172)
Income tax payments, net	$(2)	$(3)

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

	Three Months Ended
(Dollars in millions)	March 31,
	2021	2020
Net operating revenues (1) :
Hospital Operations and other (prior to inter-segment eliminations)	$3,947	$3,834
Ambulatory Care	646	490
Conifer
Tenet	122	136
Other clients	188	196
Total Conifer revenues	310	332
Inter-segment eliminations	(122)	(136)
Total	$4,781	$4,520

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$4	$2
Ambulatory Care	38	26
Total	$42	$28

Adjusted EBITDA (including grant income):
Hospital Operations and other	$434	$342
Ambulatory Care	257	156
Conifer	86	87
Total	$777	$585

Adjusted EBITDA margins (including grant income):
Hospital Operations and other	11.0%	8.9%
Ambulatory Care	39.8%	31.8%
Conifer	27.7%	26.2%
Total	16.3%	12.9%

Adjusted EBITDA margins (excluding grant income):
Hospital Operations and other	10.4%	8.9%
Ambulatory Care	37.8%	31.8%
Conifer	27.7%	26.2%
Total	15.5%	12.9%

Capital expenditures:
Hospital Operations and other	$110	$167
Ambulatory Care	8	11
Conifer	3	4
Total	$121	$182

(1) Net operating revenues include the impact of implicit price concessions and bad debts

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliations of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders
(Unaudited)

(Dollars in millions except per share amounts)
	1Q21	1Q20
Net income available to Tenet Healthcare Corporation common shareholders	$97	$93
Net loss from discontinued operations	—	(1)
Net income from continuing operations	97	94
Less: Impairment and restructuring charges, and acquisition-related costs	(20)	(55)
Litigation and investigation costs	(13)	(2)
Net gains on sales, consolidation and deconsolidation of facilities	—	2
Loss from early extinguishment of debt	(23)	—
Tax impact of above items	13	14
Adjusted net income available from continuing operations to common shareholders	$140	$135

Diluted earnings per share from continuing operations	$0.90	$0.89
Less: Impairment and restructuring charges, and acquisition-related costs	(0.19)	(0.52)
Litigation and investigation costs	(0.12)	(0.02)
Net gains on sales, consolidation and deconsolidation of facilities	—	0.02
Loss from early extinguishment of debt	(0.21)	—
Tax impact of above items	0.12	0.13
Adjusted diluted earnings per share from continuing operations	$1.30	$1.28

Weighted average basic shares outstanding (in thousands)	106,309	104,353
Weighted average dilutive shares outstanding (in thousands)	108,065	105,733

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliations of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted EBITDA
(Unaudited)

(Dollars in millions)
	1Q21	1Q20
Net income available to Tenet Healthcare Corporation common shareholders	$97	$93
Less: Net income available to noncontrolling interests	(125)	(66)
Loss from discontinued operations, net of tax	—	(1)
Income from continuing operations	222	160
Income tax (expense) benefit	(45)	75
Loss from early extinguishment of debt	(23)	—
Other non-operating income, net	10	1
Interest expense	(240)	(243)
Operating income	520	327
Litigation and investigation costs	(13)	(2)
Net gain on sales, consolidation and deconsolidation of facilities	—	2
Impairment and restructuring charges, and acquisition-related costs	(20)	(55)
Depreciation and amortization	(224)	(203)
Adjusted EBITDA	$777	$585

Net operating revenues	$4,781	$4,520

Net income available to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	2.0%	2.1%

Adjusted EBITDA as a % of Net operating revenues (Adjusted EBITDA margin)	16.3%	12.9%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations
(Unaudited)

(Dollars in millions)
	1Q21	1Q20
Net cash provided by operating activities	$534	$129
Purchases of property and equipment	(121)	(182)
Free cash flow	$413	$(53)

Net cash used in investing activities	$(145)	$(204)
Net cash provided by (used in) financing activities	$(694)	$426

Net cash provided by operating activities	$534	$129
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(51)	(68)
Adjusted net cash provided by operating activities from continuing operations	585	197
Purchases of property and equipment	(121)	(182)
Adjusted free cash flow – continuing operations	$464	$15

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #4 – Reconciliations of Outlook Net Income Available to Tenet Healthcare Corporation Common Shareholders to Outlook Adjusted EBITDA
(Unaudited)

(Dollars in millions)	2Q21		FY 2021
	Low	High	Low	High
Net income available to Tenet Healthcare Corporation common shareholders	$65	$145	$322	$507
Less: Net income available to noncontrolling interests	(120)	(130)	(545)	(565)
Income tax expense	(30)	(55)	(175)	(225)
Interest expense	(240)	(230)	(945)	(935)
Loss from early extinguishment of debt(1)	—	—	(23)	(23)
Other non-operating income (expense), net	—	5	10	20
Net gains on sales, consolidation and deconsolidation of facilities(2)	25	25	25	25
Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements(3)	(30)	(20)	(150)	(100)
Depreciation and amortization	(215)	(225)	(870)	(890)
Loss from divested and closed businesses	—	—	(5)	—
Adjusted EBITDA	$675	$775	$3,000	$3,200

Income from continuing operations	$65	$145	$322	$507
Net operating revenues	$4,650	$4,850	$19,400	$19,800
Income from continuing operations as a % of operating revenues	1.4%	3.0%	1.7%	2.6%
Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	14.5%	16.0%	15.5%	16.2%

(1)    The Company does not generally forecast losses from the early extinguishment of debt because the Company does not believe that it can forecast this item with sufficient accuracy since it is indeterminable at the time the Company provides its financial Outlook. The figures shown represent the Company's actual year-to-date results for this item.
(2)    The Company does not generally forecast net gains on sales, consolidation and deconsolidation of facilities because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook. However, the Company has provided an estimate for the anticipated gain on the sale of substantially all of its urgent care centers, which is expected to close by the end of April 2021.
(3)    The Company has provided an estimate of restructuring charges and related payments it anticipates in 2021. The figures shown represent the Company's estimate for restructuring charges plus the actual year-to-date results for impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements. The Company does not generally forecast impairment charges, acquisition-related costs, and litigation costs and settlements because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #5 – Reconciliations of Outlook Net Income Available to Tenet Healthcare Corporation Common Shareholders to Outlook Adjusted Net Income Available from Continuing Operations to Common Shareholders
(Unaudited)

(Dollars in millions except per share amounts)	2Q21		FY 2021
	Low	High	Low	High
Net income available to Tenet Healthcare Corporation common shareholders	$65	$145	$322	$507
Net income from discontinued operations, net of tax	—	—	—	—
Net income from continuing operations	65	145	322	507
Less: Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements(1)	(30)	(20)	(150)	(100)
Net gains on sales, consolidation and deconsolidation of facilities(2)	25	25	25	25
Loss from early extinguishment of debt(3)	—	—	(23)	(23)
Loss from divested and closed businesses	—	—	(5)	—
Tax impact of above items	(5)	(10)	30	15
Noncontrolling interests impact of above items	—	—	—	—
Adjusted net income available from continuing operations to common shareholders	$75	$150	$445	$590

Diluted earnings per share from continuing operations	$0.60	$1.34	$2.98	$4.69
Less: Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements	(0.27)	(0.19)	(1.39)	(0.93)
Net gains on sales, consolidation and deconsolidation of facilities	0.23	0.23	0.23	0.23
Loss from early extinguishment of debt	—	—	(0.21)	(0.21)
Loss from divested and closed businesses	—	—	(0.05)	—
Tax impact of above items	(0.05)	(0.09)	0.28	0.14
Noncontrolling interests impact of above items	—	—	—	—
Adjusted diluted earnings per share from continuing operations	$0.69	$1.39	$4.12	$5.46

Weighted average basic shares outstanding (in thousands)	107,000	107,000	107,000	107,000
Weighted average dilutive shares outstanding (in thousands)	108,000	108,000	108,000	108,000

(1)    The Company has provided an estimate of restructuring charges it anticipates in 2021. The figures shown represent the Company's estimate for restructuring charges plus the actual year-to-date results for impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements. The Company does not generally forecast impairment charges, acquisition-related costs, and litigation costs and settlements because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.
(2)    The Company does not generally forecast net gains on sales, consolidation and deconsolidation of facilities because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook. However, the Company has provided an estimate for the anticipated gain on the sale of substantially all of its urgent care centers, which is expected to close by the end of April 2021.
(3)    The Company does not generally forecast losses from the early extinguishment of debt because the Company does not believe that it can forecast this item with sufficient accuracy since it is indeterminable at the time the Company provides its financial Outlook. The figures shown represent the Company's actual year-to-date results for this item.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #6 – Reconciliations of Outlook Net Cash Provided by Operating Activities
to Outlook Free Cash Flow – Continuing Operations and Outlook Adjusted Free Cash
Flow – Continuing Operations
(Unaudited)

(Dollars in millions)	FY 2021
	Low	High
Net cash provided by operating activities	$1,125	$1,425
Purchases of property and equipment – continuing operations	(700)	(750)
Free cash flow – continuing operations	$425	$675

Net cash provided by operating activities	$1,125	$1,425
Less: Payments for restructuring charges, acquisition-related costs and litigation costs and settlements(1)	(150)	(100)
Adjusted net cash provided by operating activities – continuing operations	1,275	1,525
Purchases of property and equipment – continuing operations	(700)	(750)
Adjusted free cash flow – continuing operations(2)	$575	$775
(1)    The Company has provided an estimate of restructuring related payments it anticipates in 2021. The figures shown represent the Company's estimate for restructuring payments plus the actual year-to-date payments for acquisition-related costs, and litigation costs and settlements. The Company does not generally forecast payments for acquisition-related costs, and litigation costs and settlements because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.
(2)    The Company's definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, and (ii) distributions paid to noncontrolling interests.